                                                                      EXHIBIT 3

      EXCERPTS FROM SYSTEMED'S 1996 PROXY STATEMENT DATED APRIL 16, 1996

BOARD COMPENSATION

  Members of the Board of Directors who are not officers of the Company receive annual fees in the amount of $6,000 in their capacity as Directors. Directors do not receive a per diem fee for their attendance at meetings of the Board or its Committees. In May 1995, each of the Directors who was not then an officer of the Company also received a compensatory option, which vested at date of grant and expires in five years, for the purchase of 10,000 shares of Common Stock under the 1993 Non-Employee Director Plan at the exercise price of $6.8125, for his service on the Board for the twelve month period ended April 30, 1996. The annual fee and options were prorated for Mr. McKnight who was elected after the 1995 Annual Meeting of Stockholders. The option for 8,333 shares of Common Stock granted to Mr. McKnight has an exercise price of $7.125. Directors also received cash reimbursement for travel expenses incurred in attending meetings of the Board of Directors. Members of the Board of Directors who are not employees of the Company and who are elected at the 1996 Annual Meeting of Stockholders will receive options for the purchase of 10,000 shares of the Company's Common Stock at the closing price for such shares on the first business day following such meeting.

  By agreement with the Company's Board of Directors effective February 3, 1995, Mr. J. Roberts Fosberg, Chairman of the Board of the Company, is entitled to receive a cash payment upon the occurrence of any "terminating transaction" entered into by the Company on or before November 26, 1996 in an amount equal to the amount by which the value of the Company's Common Stock for purposes of the "terminating transaction" exceeds the exercise prices of Mr. Fosberg's options for an aggregate of 15,000 shares (i) which were outstanding on February 3, 1995, and (ii) which remain unvested as of the date of the "terminating transaction." The options have an exercise price of $5.563.

  The term "terminating transaction" means any of the following events: (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more other corporations (except with respect to a transaction, the sole purpose of which is to change the domicile or name of the Company), as a result of which the Company goes out of existence or becomes a subsidiary of another corporation (which shall be deemed to have occurred if another corporation shall own, directly or indirectly, more than fifty percent (50%) of the aggregate voting power of all outstanding equity securities of the Company); or (iii) a sale of all or substantially all of the Company's assets.

  Also by agreement with the Company's Board of Directors effective January 1, 1995, Mr. Fosberg's compensation was reduced from $175,000 per year to $6,630 per annum and he retained his health care benefits coverage under the Company's plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Directors Arrington, Doherty, Flood, Fosberg, Myers and Thorson comprised the Compensation Committee of the Board of Directors as of December 31, 1995. Mr. McKnight joined the Compensation Committee as of February 2, 1996. No member of such Committee is or has been an officer or employee of the Company, except for Mr. Fosberg.

  The law firm of Rutan & Tucker, one of the members of which is Mr. Arrington, received compensation for legal services to the Company during fiscal 1995. The Company intends to retain the services of such firm in fiscal 1996.

  Mr. Westover served as Senior Vice President, Chief Financial Officer and Treasurer of Wellpoint Health Networks until he became President and Chief Executive Officer of the Company in August 1993. Wellpoint previously entered into a significant contract with the Company's System Pharmacy Inc. subsidiary to manage and administer a prescription drug plan.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth information for the last three fiscal years as to (i) the Company's Chief Executive Officer, and (ii) each individual serving as an executive officer of the Company at December 31, 1995 who received more than $100,000 in salary and bonuses for services rendered to the Company during the last fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                    ANNUAL COMPENSATION                AWARDS
                               ------------------------------------ ------------
                                                                     SECURITIES
   NAME AND PRINCIPAL                                  OTHER ANNUAL  UNDERLYING    ALL OTHER
        POSITION          YEAR  SALARY      BONUS      COMPENSATION  OPTIONS(#)   COMPENSATION
   ------------------     ---- --------    --------    ------------ ------------  ------------
Sam Westover............  1995 $220,751    $103,230         --        100,000          --
President and Chief       1994 $212,500    $218,000         --        100,000          --
Executive Officer         1993 $109,067(A)    --            --        295,000(B)     $6,000(C)
Perry I. Cohen..........  1995 $189,971    $ 39,814         --         50,000          --
Senior Vice President     1994 $168,784(D) $211,000(E)      --        250,000          --
Mark P. Hanrahan........  1995 $131,885    $ 52,515         --         25,000          --
Senior Vice President     1994 $123,750(D) $ 99,000(F)      --        150,000          --
Kenneth J. Kay..........  1995 $152,888    $ 53,488         --         50,000        $  354(G)
Senior Vice President,    1994 $ 72,788(D) $ 51,000         --        150,000          --
Finance and Administra-
tion and Chief Financial
Officer
Michael J. Barone.......  1995 $115,485    $ 14,325         --         25,000        $   66(G)
Vice President,           1994 $105,699    $ 30,366         --         50,000          --
Chief Pharmacy Officer    1993 $ 91,624          --         --             --          --

- --------
(A) Represents compensation from the commencement of Mr. Westover's employment as President and Chief Executive Officer of the Company on August 12, 1993.

(B) Includes options for the purchase of 10,000 shares of Common Stock received by Mr. Westover for his service as an outside member of the Board of Directors during fiscal 1993.

(C) Represents compensation received by Mr. Westover for his service as an outside member of the Board of Directors during fiscal 1993.

(D) Represents salary from the Commencement of Messrs. Cohen's, Hanrahan's and Kay's employment in January 1994, February 1994 and July 1994, respectively.

(E) Includes the payment of an $80,000 one-time bonus to Mr. Cohen upon his employment with the Company.

(F) Includes the payment of a $10,000 one-time bonus to Mr. Hanrahan upon his employment with the Company.

(G) Represents employer matching contribution under the Section 401 (k) plan.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning Common Stock options granted to the named executive officers during the fiscal year ended December 31, 1995.

                       OPTION GRANTS IN FISCAL YEAR 1995

                                                                              POTENTIAL REALIZABLE VALUE
                         NUMBER OF                                              AT ASSUMED ANNUAL RATES
                         SECURITIES   PERCENT OF TOTAL                        OF STOCK PRICE APPRECIATION
                         UNDERLYING   OPTIONS GRANTED  EXERCISE OR                FOR OPTION TERM(C)
                          OPTIONS     TO EMPLOYEES IN  BASE PRICE  EXPIRATION ---------------------------
          NAME           GRANTED(A)   FISCAL YEAR 1995  ($/SH)(B)     DATE         5%           10%
          ----           ----------   ---------------- ----------- ----------      --      --------------
Sam Westover............  100,000(D)        10.6%        $6.75      5/26/05   $    424,504 $    1,075,776
Perry I. Cohen..........   50,000            5.3%        $6.8125    2/06/05   $    214,217 $      542,868
Mark P. Hanrahan........   25,000            2.7%        $6.8125    2/06/05   $    107,109 $      271,434
Kenneth J. Kay..........   50,000            5.3%        $6.8125    2/06/05   $    214,217 $      542,868
Michael J. Barone.......   25,000            2.7%        $6.8125    2/06/05   $    107,109 $      271,434

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(A) Unless otherwise indicated, all options are exercisable for a term of ten years, subject to earlier termination upon the occurrence of certain events related to termination of employment, and subject to adjustment upon certain corporate events. Options are exercisable 25 percent upon the one year anniversary of date of grant and 25 percent on each anniversary thereafter.
(B) The options were granted at fair market value on the date of grant. The exercise price may be paid by delivery of cash or already owned shares, subject to certain conditions.
(C) The amounts shown under these columns are the result of calculations at the 5 percent and 10 percent rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.
(D) Options are exercisable 25 percent upon grant and 25 percent on each anniversary of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth certain information regarding stock options exercised by the named executive officers during the fiscal year ended December 31, 1995, as well as the number of exercisable and unexercisable stock options and their values at December 31, 1995.

  AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995 AND FISCAL YEAR-END OPTION
                                    VALUES

                                                                 NUMBER OF                 VALUE OF
                                                           SECURITIES UNDERLYING      UNEXERCISED IN-THE-
                                                            UNEXERCISED OPTIONS        MONEY OPTIONS AT
                                                          AT FISCAL YEAR-END (#)    FISCAL YEAR-END ($)(B)
                         SHARES ACQUIRED      VALUE      ------------------------- -------------------------
          NAME           ON EXERCISE (#) REALIZED ($)(A) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           --------------- --------------- ------------------------- -------------------------
Sam Westover............       --              --             381,250/125,000              $2,500/$0
Perry I. Cohen..........       --              --             125,000/175,000           $62,500/$62,500
Mark P. Hanrahan .......       --              --             75,000/100,000                 $0/$0
Kenneth J. Kay..........       --              --             75,000/125,000                 $0/$0
Michael J. Barone.......       --              --              17,000/63,000             $6,375/$3,000

- --------
(A) Represents market value of underlying securities at exercise date, minus the exercise price of the option.
(B) Represents the NASDAQ closing price of underlying securities at fiscal year-end, minus the exercise price of the options. An option is in-the-money if the fair market value for the underlying securities exceeds the exercise price of the option.

EXECUTIVE COMPENSATION ARRANGEMENTS

  By agreement between the Company and Sam Westover upon his appointment as President and Chief Executive Officer of the Company, Mr. Westover received salary at the monthly rate of $23,750 through

December 31, 1993, at which time his salary was adjusted to $212,500 annually. Beginning in 1994 he was also entitled to receive a performance bonus in an amount equal to 75 percent of his base salary upon the achievement of sales and profitability goals as determined by the Board of Directors. Upon the commencement of his employment, Mr. Westover also received an option for the purchase of 285,000 shares of Common Stock of the Company, exercisable for a period of ten years, 33 percent of which vested upon the date of grant, with 33 percent vesting upon each successive anniversary of the date of grant. Under the terms of the Change of Control Severance Agreement dated September 29, 1995 between the Company and Mr. Westover, in the event of an Involuntary Termination of Mr. Westover's employment within three years of a "terminating transaction", Mr. Westover will receive a payment equal to two times his Annual Base Compensation. Annual Base Compensation is the greater of (i) annual base salary and target bonus on the date of the "terminating transaction" and (ii) annual base salary and target bonus on the date of Involuntary Termination. Involuntary Termination is a termination of employment by: (a) discharge by the Company for any reason other than for cause or (b) resignation within six months of one of the following events: (i) a reduction in the annual base salary or target bonus immediately prior to the date of the "terminating transaction"; (ii) any significant reduction in the nature or scope or duties and responsibilities from those applicable immediately prior to the date of the "terminating transaction"; or (iii) change in the location of the principal place of employment by more than 20 miles. The Change of Control Severance Agreement expires July 31, 1998.

  Under the terms of the Employment Agreement (the "Agreement") dated January 19, 1994 between the Company and Perry I. Cohen, Senior Vice President, Mr. Cohen will be employed by the Company for a period of 3 years unless earlier terminated upon material breach by Mr. Cohen. Under the terms of the Agreement, Mr. Cohen will be paid an annual salary of $185,000 subject to performance review increases. Mr. Cohen also received a one-time bonus of $80,000 upon his employment by the Company and was granted an option for the purchase of 250,000 shares of Common Stock. The bonus is subject to reimbursement to the Company by Mr. Cohen in an amount equal to 12 1/2 percent ($10,000) in the event he terminates the Agreement on or between January 19, 1996 and January 19, 1997.

  In February 1996, the Company and Mark P. Hanrahan entered into an agreement which terminated Mr. Hanrahan's employment agreement that was entered into in January 1994. Under the agreement, the Company will continue to pay Mr. Hanrahan his annual salary of $135,000 through November 15, 1996. The Company is also required to make a final payment to Mr. Hanrahan of $33,750 on November 15, 1996.

  By agreement between the Company and Kenneth J. Kay, Senior Vice President, Finance and Administration, and Chief Financial Officer, entered into upon Mr. Kay's employment by the Company in July 1994, in the event that the Company is acquired during Mr. Kay's employment, the Company will, upon the effective date of such acquisition, make an additional cash payment to Mr. Kay in an amount equal to the difference between the aggregate value (which is the difference between the acquisition price and his exercise price) of his initial stock option grant and $356,250. Under the terms of the Change of Control Severance Agreement dated September 29, 1995 between the Company and Mr. Kay, in the event of an Involuntary Termination of Mr. Kay's employment within three years of a "terminating transaction," Mr. Kay will receive a payment equal to two times his Annual Base Compensation, which is defined above in the description of Mr. Westover's Change of Control Severance Agreement. The Change of Control Severance Agreement expires July 31, 1998.

  Under the terms of an Employment Agreement dated June 30, 1992 between the Company's subsidiary, Systemed Pharmacy Inc., and Michael J. Barone, Mr. Barone's annual salary, which was $115,485 at December 31, 1995, is subject to annual review. Mr. Barone's employment may be terminated by System Pharmacy Inc. following 90 days prior written notice.

  Pursuant to the Company's termination policy, all employees of the Company, including officers, are eligible to receive termination benefits in the event of any involuntary termination of their employment by the Company other than for cause.

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